Exhibit 10(b)(ii)

AMENDMENT No. 2 TO

RICHARDSON ELECTRONICS, LTD. EMPLOYEES STOCK OWNERSHIP PLAN

(As Amended and Restated Effective June 1, 1997)

RICHARDSON ELECTRONICS, LTD., a Delaware corporation, hereby amends the Richardson Electronics, Ltd. Employees Stock Ownership Plan, as previously amended and restated effective June 1, 1997 and as thereafter further amended (the “Plan”), as follows:

1. The following sentence is added to Section 2.1l(c) of the Plan effective for Plan Years and Limitation Years beginning after May 31, 1998:

In addition to the foregoing, “Compensation” shall include any amount which is contributed or deferred by the Employer at the election of such Participant and which is not includable in the gross income of such Participant by reason of Section 132(f)(4) of the Code.

2. The following sentence is added to Section 6.1(b) of the Plan effective June 2, 2002:

Effective for Plan Years beginning on or after June 2, 2002, the preceding sentence shall read as follows: “The Participants who shall be eligible to receive an allocation under this Section 6.1 with respect to a Plan Year shall be limited to Participants who are Employees on the last work day of such Plan Year (including Participants who incurred a Termination of Employment on such date) and who are credited with a Year of Service for such Plan Year.”

3. Section 7.4 of the Plan is deleted and the following is substituted in its place effective June 1, 2002:

7.4 Crediting of Forfeitures

(a) Forfeitures, if any, occurring during the Plan Year pursuant to Section 18.3(d) and allocated from the Forfeiture Suspense Accounts shall be allocated among the Employer Contribution Accounts of all Participants eligible to receive an allocation of the Employer’s contribution under Section 6.1(a) in the proportion that the Compensation paid or accrued to each such Participant during such Plan Year bears to the Compensation paid or accrued to all such Participants during such Plan Year. Forfeitures to be allocated with respect to the Plan Year ending June 1, 2002 shall include the amounts treated as forfeitures pursuant to Section 18.3(g). This Section 7.4(a) shall not apply to Plan Years beginning on or after June 2, 2002.

(b) Forfeitures occurring in Plan Years beginning on or after June 2, 2002 shall be used to pay the expenses of administering the Plan (including reimbursing the Employer for such expenses paid by it) and to restore the Accounts of Participants in accordance with Section 18.3(i). Any forfeitures arising during such a Plan Year but not utilized pursuant to the preceding sentence shall be allocated among the Employer Contribution Accounts of all Participants eligible to receive an allocation of the Employer’s contribution under Section 6.1(a) in the proportion that the Compensation paid or accrued to each such Participant during such Plan Year bears to the Compensation paid or accrued to all such Participants during such Plan Year.

4. Effective for distributions on or after October 17, 2000, the fourth sentence of Section 9.1(d) is deleted.

5. The following sentence is added to Section 9.8(b) of the Trust effective June 1, 2002:

This Section 9.8(b) shall not apply to dividends on Stock paid to the Trust in Plan Years beginning on or after June 2, 2002.

6. Section 9.8(c) is added to the Plan to read as follows, effective with respect to dividends on Stock paid to the Trust in Plan Years beginning on or after June 2, 2002:

(c) Effective with respect to dividends on Stock paid to the Trust in Plan Years beginning on or after June 2, 2002, the following procedures shall govern the distribution and reinvestment of dividends paid on Stock:

(1)	All dividends on Stock received by the Trust during a Plan Year shall be held by the Trustee in a short-term interest-bearing bank account or in a money market mutual fund (the “Dividend Fund”) pending disposition in accordance with this Section 9.8(c). Expenses of administering the Plan may be charged against the Dividend Fund, to the extent forfeitures available pursuant to Section 7.4(b) are insufficient for this purpose. Any administration expense paid from the Dividend Fund shall first be charged against the earnings received from said bank account or mutual fund and the remainder shall be charged against dividends on Stock paid to said bank account or mutual fund.

(2)

As of the last day of each Plan Year, the balance in the Dividend Fund (including earnings thereon) shall be divided into “Part I” and “Part II.” Part I shall consist of that portion of such balance multiplied by a fraction whose numerator is the total value of the Employer Contribution

Account balances (determined without regard to the Dividend Fund) as of such day of Participants who are not 100% vested in such balances as of such day and whose denominator is the total value of the Employer Contribution Account balances (determined without regard to the Dividend Fund) as of such day of all Participants. Part II shall consist of the remainder of the balance in the Dividend Fund as of such day. The term “Part I Participant” as used herein shall mean, with respect to a Plan Year, a Participant whose Employer Contribution Account was used in the numerator of the fraction used to determine Part I of the Dividend Fund for such Plan Year. The term “Part II Participant” as used herein shall mean, with respect to a Plan Year, a Participant whose Employer Contribution Account was used in the denominator of the fraction used to determine Part I of the Dividend Fund for such Plan Year and who is not a Part I Participant.

(3)	As of the last day of each Plan Year, there shall be allocated to the Employer Contribution Account of each Part I Participant and each Part II Participant for such Plan Year their respective shares of the balance of the Dividend Fund on that day. Each such Participant’s share shall be determined by multiplying such balance by a fraction whose numerator is the value of his Employer Contribution Account balance (determined without regard to the Dividend Fund) as of such day and whose denominator is the total value of the Employer Contribution Account balances (determined without regard to the Dividend Fund) as of such day of all such Participants.

(4)	No later than the last day of the 90-day period following the end of each Plan Year, Part I of the Dividend Fund shall be used to purchase additional shares of Stock. Notwithstanding the preceding sentence, there shall be subtracted from Part I any expenses incurred by the Plan in connection with purchasing Stock. The shares so purchased shall be allocated pro rata among the Employer Contribution Accounts of each Part I Participant at the end of such Plan Year according to their respective shares of the balance of the Dividend Fund, determined in accordance with Section 9.8(c)(3).

(5)	No later than the last day of the 90-day period following the end of each Plan Year, that portion of Part II of the Dividend Fund not consisting of dividends on Stock shall be used to purchase additional shares of Stock. Notwithstanding the preceding sentence, there shall be subtracted from such portion of Part II any expenses incurred by the Plan in connection with purchasing Stock. The shares so purchased shall be allocated pro rata among the Employer Contribution Accounts of each Part II Participant at the end of such Plan Year according to their respective shares of the balance of the Dividend Fund, determined in accordance with Section 9.8(c)(3).

(6)	As soon as practicable following the last day of each Plan Year, the Administrator shall notify each Part II Participant of his share of the balance of the Dividend Fund as of such day, other than that portion of such share which is to be reinvested in Stock pursuant to Section 9.8(c)(5). The notification shall advise such Participant that he may irrevocably elect in writing what whole-number percentage of the amount indicated in such notification should be distributed to him in cash and what whole-number percentage should be invested by the Plan in Stock (net of any expenses incurred by the Plan in connection with such distribution or investment) and that in the event he does not return to the Administrator his written election within a reasonable period (as specified by the Administrator in such notification), the entire amount indicated in such notification shall be invested by the Plan in Stock. No later than the last day of the 90-day period following the end of such Plan Year, that portion of Part II for a Plan Year which is subject to such elections:

(i)	Shall be (A) distributed to Part II Participants in cash, (B) used to purchase shares of Stock on behalf of Part II Participants or (C) some combination of Clauses (A) and (B), in accordance which such elections; and

(ii)	Shall be used to purchase additional Stock in the case of any such Participant not returning an election for such Plan Year to the Administrator in a timely fashion.

Notwithstanding the preceding sentence, there shall be subtracted from the amount distributed and the amount used to purchase additional Stock any expenses incurred by the Plan in connection with making cash distributions or purchasing Stock, as the case may be. Stock which is purchased shall be allocated to the Employer Contribution Accounts of the Part II Participants for whose benefit such Stock was purchased.

(7)	Stock allocated to the Employer Contribution Accounts of Part I Participants pursuant to Section 9.8(c)(4) shall be subject to the vesting provisions of Section 8.4(c) and shall not be Annual Additions. Stock allocated to the Employer Contribution Accounts of Part II Participants pursuant to Section 9.8(c)(5) shall be 100% vested and shall not be Annual Additions. Cash distributions to Part II Participants pursuant to Section 9.8(c)(5) shall not be Eligible Rollover Distributions [within the meaning of Section 9.10(b)(4)] and shall not be subject to the requirements of Section 9.1(d).

7. Sections 18.3(g) through 18.3(j) are added to the Plan to read as follows effective June 1, 2002:

(g) Section 18.3(d) shall not apply to Participants who terminate employment on or after June 2, 2002. Notwithstanding Section 18.3(d), the balances in all Forfeiture Suspense Accounts at June 1, 2002 shall be treated as forfeitures and shall be allocated in accordance with Section 7.4(a) for the Plan Year ending on said date as if all Participants as to whom such Forfeiture Suspense Accounts had been established had incurred 5 consecutive Breaks in Service on said date. In the event any Participant described in the preceding sentence returns to the employment of the Employer or any Related Employer on or after June 2, 2002 and before incurring 5 consecutive Breaks in Service, there shall be credited to his Employer Contribution Account (by using accumulated forfeitures for this purpose and thereafter, to the extent necessary, by means of a special contribution from Employer for this purpose) the amount which had been transferred to his Forfeiture Suspense Account.

(h) If a Participant terminates his employment on or after June 2, 2002, any portion of his Account (including any amounts credited after his termination of employment) not payable to him under Section 9.1 shall be forfeited by him upon the complete distribution to him of the vested portion of his Account, if any, subject to the possibility of reinstatement as described in Section 18.3(i). For purposes of this Section 18.3(h), if the value of a Participant’s Vested Account Balance is zero, he shall be deemed to have received a distribution of his vested interest immediately following termination of employment. All amounts so forfeited shall be held in a short-term interest-bearing bank account or in a money market mutual fund pending disposition in accordance with Section 7.4(b).

(i) If a Participant forfeits any portion of his Account under Section 18.3(h) but again becomes an Employee after such date, the amount so forfeited shall be re-credited to his Account, but only if he repays to the Plan (without interest) the amount previously distributed to him under Section 9.1, before the earlier of:

(1) 5 years after the date of his re-employment; or

(2) The date he incurs 5 consecutive Breaks in Service following the date of the distribution.

If a Participant is deemed to have received a distribution pursuant to Section 18.3(h) and resumes employment before 5 consecutive Breaks in Service, he shall be deemed to have repaid such distribution on the date of his re-employment. Upon such an actual or deemed repayment, the provisions of the Plan shall thereafter apply as if no forfeiture had occurred. The amount to be re-credited pursuant to this Section 18.3(i) shall be derived first from the forfeitures, if any, which as of the date of re-crediting have yet to be applied as provided in Section 7.4(b) and, to the extent such forfeitures are insufficient, from a special contribution to be made by the Employer for this purpose.

(j) If a Participant elects not to receive the vested portion of his Account following his termination of employment, the non-vested portion of his Account shall be forfeited after the Participant has incurred 5 consecutive Breaks in Service. The amount so forfeited shall be held in a short-term interest-bearing bank account or in a money market mutual fund pending disposition in accordance with Section 7.4(b).

Dated this 24TH day of May, 2002.

RICHARDSON ELECTRONICS, LTD.

By	/s/ William G. Seils
William G. Seils
Senior Vice President, General Counsel and Secretary